EXHIBIT 10.10
NON-EXCLUSIVE

INDEPENDENT SALES REPRESENTATIVE AGREEMENT

THIS AGREEMENT ("Agreement") is made and effective on February 1, 2011, by and between I.E.T., Inc. ("Company") and Gary J. Grieco, dba 3GC, Ltd. ("Representative") and shall terminate on January 31, 2012.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.  Definitions.

As used herein, the following terms shall have the meanings set forth below:

A.  "Products" shall mean the following of Company's products to be sold by Representative:

IET EcaFlo® Models:

C-101, C-102 and C-104; and

IET EcaFlo® Solutions:

EcaFlo® Anolyte and EcaFlo® Catholyte to be sold through international (European) entity(ies) (specifically Atlas, and/or its associates and Eur-Eca, Srl., and/or its associates) by license and/or distributor arrangements between Company and acceptable international representative at no less than $0.10/liter (USD); and

License(s)/ Distributorship Agreement(s):

Exclusive and/or non-exclusive license(s) and/or distributorship agreement(s) with the Company’s pre-authorized, written approval within international markets that focus upon Europe and which have no attachment or association with the oil and gas industry in any event or place.

B.  "Territory" shall mean the following described geographic area and/or particular accounts, with the exception of any business dealing directly or indirectly with oil and gas applications, internationally, with a focus upon European markets:

International, with primary focus upon France, United Kingdom, Ireland, Italy, Spain, Portugal, Switzerland, Germany, Ukraine and/ or Turkey.

2.  Appointment.

Company hereby appoints Representative as a NON-EXCLUSIVE sales representative for the Products in the Territory, and Representative hereby accepts such appointment.  Representative's sole authority shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement.  Representative shall not have the authority to make any commitments whatsoever on behalf of Company.

3.  General Duties.

Representative shall use its best efforts to promote the Products and maximize the sale of the Products in the Territory.  Representative shall also provide reasonable assistance to Company in promotional activities in the Territory such as trade shows, product presentations, sales calls and other activities of Company with respect to the Products.  Representative shall also provide reasonable "after sale" support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of Company in the Territory.  Representative shall report weekly to Company concerning appointments for sales (pre-sales call) and sales (post sales call) of the Products and competitive promotional ad pricing activities.  Representative will devote adequate time and effort to perform its obligations.  Representative shall neither advertise the Products outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written consent of the Company.

4.  Reserved Rights.

Company reserves the right to solicit orders directly from and sell directly to any end-users or other retail or commercial buyers within the Territory.  Representative's task is to solicit orders from all potential wholesale customers in the Territory including original equipment manufacturers, distributors, resellers, dealers, value-added resellers, telemarketing companies and retail distribution chains.

5.  Conflict of Interest.

Representative warrants to Company that it does not currently represent or promote any lines or products that compete with the Products.  During the term of this Agreement, Representative shall not represent, promote or otherwise try to sell within the Territory any lines or products that, in Company's judgment, compete with the Products covered by this Agreement.  Representative shall provide Company with a list of the companies and products that it currently represents and shall notify Company in writing of any new companies and products at such time as its promotion of those new companies and products commence.

6.  Independent Contractor.

Representative is an independent contractor, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise, or (iii) allow Representative to create or assume any obligation on behalf of Company for any purpose whatsoever.  Representative is not an employee of Company and is not entitled to any employee benefits.  Representative shall be responsible for paying all income taxes and other taxes charged to Representative on amounts earned hereunder.  All financial and other obligations associated with Representative's business are the sole responsibility of Representative.

7.  Indemnification.

A.  Indemnification by Representative.  Representative shall indemnify and hold Company free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of negligence or malfeasant acts of Representative, its employees or its agents.

B. Indemnification by Company.  Company shall indemnify and hold Representative free and harmless from any and all claims, damages or lawsuits (including reasonable attorneys' fees) arising out of defects in the Products caused by Company or failure of Company to provide any products to a customer that has been properly ordered through Representative.

8.  Commission.

A.  Sole Compensation.  Representative's sole compensation under the terms of this Agreement shall be commissions in cash and two (2) forms of warrants, as set forth below:

500,000 Warrants to purchase restricted shares of the Company’s Common Stock  (“IEVM,” par value $0.001 per share) at $0.25 per share, which shall expire at the close of business on December 31, 2011.

8% (Eight Percent) of the total first sale of product(s) into a new territory and 5% (Five Percent) for the sale of subsequent products, thereafter; including the sale of pre-approved Licenses.

In addition, Representative shall receive Two Million (2 million) Warrants to purchase restricted shares of the Company’s Common Stock (“IEVM,” par value $0.001 per share) at $0.10 per share, which shall expire at the close of business on December 31, 2011.

B.  Basis of Commission.  The Commission shall apply to all orders solicited by Representative from the Territory that have been accepted by Company and for which shipment has occurred.  No commissions shall be paid on (i) orders solicited by Company within the Territory; (ii) orders received from outside the Territory (even if Representative receives the initial inquiry from outside the Territory) unless otherwise agreed in writing by Company.  Commissions shall be computed on the net amount billed by Company to the customer, and no commission shall be paid with respect to charges for handling, freight, sales taxes, C.O.D. charges, insurance, import duties, trade discounts, research and/or demonstration grants from the Company to the customer, repairs, services, and the like; or (iii) sales to following specified accounts:

1)  Any sale relative to use of Products in the oil and gas industry.

C.  Time of Payment.  The commission on a given order shall be due and payable within ten days after the end of the calendar month in which Company collects payment from the customer.

D.  Commission Charge-Back.  Company shall have the absolute right to set forth cash discounts, to make such allowances and adjustments to accept such returns from its customers, and to write off as bad debts such overdue customer accounts as it deems advisable.  In each such case Company shall charge back to Representative's account any amounts previously paid or credited to it with respect to such cash discounts, allowances, adjustments, return or bad debts.  Company shall charge-back an equal amount of any cash discount, allowance, adjustment, return or bad debt, to Representative.

E.  Monthly Statements.  Company shall submit to Representative monthly statements of commissions due and payable to Representative under the terms of this Agreement, with reference to the specific invoices on which the commissions are being paid.

9.  Sale of the Products.

A.  Prices and Terms of Sale.  Company shall provide Representative with copies of its current price lists, its delivery schedules, and its standard terms and conditions of sale, as established from time to time.  Representative shall quote to customers only those authorized prices, delivery schedules, and terms and conditions, and modify, add to or discontinue Products following written notice to Representative.  Each order shall be governed by the prices, delivery schedules, and terms and conditions in effect at the time the order is accepted, and all quotations by Representatives shall contain a statement to that effect.

B.  Quotations.  Representatives shall promptly furnish to Company copies of all quotations submitted to customers.  Each quotation shall accurately reflect the terms of this Agreement.

C.  Orders.  All orders for the Products shall be in writing, following the Company's Sales Contract Format, and the originals shall be submitted to Company.  Company shall promptly furnish to Representative informational copies of all commissionable orders obtained from customers in the Territory.

D.  Acceptance.  All orders obtained by Representative shall be subject to acceptance by Company at its principal office and all quotations by Representatives shall contain a statement to that effect.  Representative shall have no authority to make any acceptance or delivery commitments to customers.  Company specifically reserves the right to reject any order or any part thereof for any reason.  Company shall send copies to Representative of any written acceptances on commissionable orders.

E.  Credit Approval.  Company shall have the sole right of credit approval or credit refusal for customers in all cases.  Company does not offer credit terms to its customers, and receives 50% deposits with each equipment order.  Terms for collecting the remaining 50% are:  Company invoices customer 40% upon delivery of equipment (due upon delivery) and the final 10% is invoiced within thirty days of delivery (due upon invoice).

F.  Invoices.  Company shall render all invoices directly to the customers and shall send copies of all commissionable invoices to Representative.  Payments shall be made directly to Company.

G.  Collection.  Full responsibility for collection from customers rests with Company, provided that Representative shall at Company's request assist in such collection efforts.

H.  Inquiries from Outside the Territory.  Representative shall promptly submit to Company, for Company's attention and handling, the originals of all inquiries received by Representative from customers outside the Territory.

10.  Product Warranty and Product Availability.

A.  Product Warranty.  Any warranty for the Products shall run directly from Company to the qualified end-user of the Products and pursuant to the warranty the qualified end-user shall return any allegedly defective Products to Company.  Representative shall have no authority to accept any returned Products.

B.  Product Availability.  Under no circumstances shall Company be responsible to Representative or anyone else for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to strike, accident, labor trouble, acts of nature, freight embargo, war, civil disturbance, vendor problems or any cause beyond Company's reasonable control.

11.  Samples and Demonstration Units.

Company is not obligated to provide any free demonstration units or samples of the Product.  Representative shall obtain any such samples or demonstrators at Representative's discretion by purchase from the Company.

12.  Additional Responsibilities of Representative.

A.  Forecasts.  Not later than the 1st of every month, Representative shall provide Company with a monthly rolling forecast of orders showing each prospective sale by potential customer, Product model, intended close date, and probability.

B.  Expense of Doing Business.  Representative shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

C.  Facilities.  Representative shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the conduct of Representative's business operations in accordance with this Agreement.

D.  Promotion of the Products.  Representative shall, at its own expense, become fully trained by Company's Sr. Vice President for Business Acquisition and shall vigorously promote the sale of and stimulate demand for the Products within the Territory by direct solicitation.  In no event shall Representative make any representation, guarantee or warranty concerning the Products except as expressly authorized by Company.

E.  Customer Service.  Representative shall diligently assist customers' personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Company may reasonably request.

F.  Advising of Changes.  Representative shall promptly advise Company of (i) any changes in Representative's status, organization, personnel, and similar matters, (ii) any changes in the key personnel, organization, and status of any major customers of Company in the Territory, and (iii) any political, financial, legislative, industrial or other events in the Territory that could affect the mutual business interests of Representative and Company, whether harmful or beneficial.

G.  Books and Records.  Representative shall maintain and make available to Company accurate books, records, and accounts relating to the business of Representative with respect to the Products.  Representative shall also maintain a record of any customer complaints regarding either the Products or Company and immediately forward to Company the information regarding those complaints.

13.  Additional Obligations of Company.

A.  Assistance in Promotion.  Company shall, at its own expense, promptly provide Representative with marketing and technical information concerning the Products, brochures, instructional material, advertising literature, and other Product data.

B.  Assistance in Technical Problems.  Company shall, at its own expense, assist Representative and customers of the Products in all ways deemed reasonable by Company in the solution of any technical problems relating to the functioning and use of the Products.

C.  New Developments.  Company shall inform Representative of new product developments that are competitive with the Products and other market information and competitive information as discovered from time to time.

14.  Trademarks and Tradenames.

A.  Use.  During the term of this Agreement, Representative shall have the right to indicate to the public that it is an authorized representative of Company's Products and to advertise (within the Territory) such Products under the trademarks, marks, and trade names that Company may adopt from time to time ("Company's Trademarks").  Nothing herein shall grant Representative any right, title, or interest in Company's Trademarks.  At no time during or after the term of this Agreement shall Representative challenge or assist others to challenge Company's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Company.  Company indemnifies its Representative for all use of Company's Trademarks.

B.  Approval of Representations.  All presentations of Company's Trademarks that Representative intends to use shall first be submitted to Company for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by Company.

15.  Term and Termination.

A.  Term.  This Agreement shall commence on February 1, 2011 and continue until January 31, 2012 unless terminated earlier as provided herein.  Thereafter, this Agreement shall continue until terminated upon at least thirty days notice by either party.

B.  Termination for Cause.  If either party defaults in the performance of any material obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party and, at the time of such notice, the Agreement will be terminated.

C.  Termination for Insolvency.  This Agreement shall terminate, without notice, (i) upon the institution by or against Representative of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Representative's debts, (ii) upon Representative's making an assignment for the benefit of creditors, or (iii) upon initiation of dissolution proceedings of the Representative.

D.  Return of Materials.  All of Company's trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstrators, literature, and sales aids of every kind shall remain the property of Company.  Within five business days after the termination of this Agreement, Representative shall return all such items to company at Representative's expense.  Representative shall not make or retain any copies of any confidential items or information that may have been entrusted to it.  Effective upon the termination of this Agreement, Representative shall cease to use all trademarks, marks and trade name of Company.

16.  Limitation on Liability.

In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of the termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Company or Representative.  Company's sole liability under the terms of this Agreement shall be for any unpaid commissions under Section 8 and Section 15.

17.  Confidentiality.

Representative acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company's business plans, customers, technology, and products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties.  Representative agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Company.  Company shall advise Representative whether or not it considers any particular information or materials to be confidential.  Representative shall not publish any technical description of the Products beyond the description published by Company.  In the event of termination of this Agreement, there shall be no use or disclosure by Representative of any confidential information of Company, and Representative shall not manufacture or have manufactured any devices, components or assemblies utilizing Company's patents, inventions, copyrights, know-how or trade secrets.

18.  Governing Law, Arbitration and Legal Fees.

A.  This Agreement shall be governed by and construed according to the laws of the State of State of South Carolina

B.  The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.  Any dispute that cannot be resolved amicably shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Any such arbitration shall be conducted in South Carolina, or such other place as may be mutually agreed upon by the parties.  Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment.  Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

C.  The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

19.  Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior discussions or agreements between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

20.  Notices.

Any notices required or permitted by this Agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized overnight delivery service:

If to Company:

I.E.T., Inc.
Mr. Larry Jones, Sr. Vice President for Business Acquisition
4235 Commerce Street
Little River, SC 29566

If to Sales Representative:

Gary J. Grieco, dba 3GC, Ltd.

21.  Non-Assignability and Binding Effect.

A mutually agreed consideration for Company's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Representative under its present ownership, and, accordingly, Representative agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

22.  Severability.

If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect.

23.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

I.E.T., Inc.
/s/  S. Larry Jones
S. Larry Jones, Sr. V.P., Business Acquisition

INDEPENDENT SALES REPRESENTATIVE:

Gary J. Grieco, dba 3GC, Ltd.
/s/  Gary J. Grieco
Gary J. Grieco